Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Immune Response Corporation
Carlsbad, California
We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 27, 2004, relating to the consolidated financial statements of The Immune Response Corporation as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, which appear in The Immune Response Corporation’s Form S-1 (File No. 333-126833). Our report contains an explanatory paragraph regarding our substantial doubt as to the Company’s ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP Costa Mesa, California December 19, 2005